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EXHIBIT 23

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Piccadilly Cafeterias, Inc. of our report dated August 1, 1994, included in the 1994 Annual Report to Shareholders of Piccadilly Cafeterias, Inc.

Our audits also included the financial statement schedules of Piccadilly Cafeterias, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-17737; Form S-3 No. 33-17131; and Form S-8 No. 33-27793) and in the related Prospectuses of our report dated August 1, 1994, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Piccadilly Cafeterias, Inc.


/s/ Ernst & Young LLP


New Orleans, Louisiana
September  26, 1994